EXHIBIT 21

                               CHEMFAB CORPORATION
                                  SUBSIDIARIES


WHOLLY-OWNED SUBSIDIARIES OF CHEMFAB CORPORATION

Hi-Temp Materials, Inc., incorporated under the laws of the state of Illinois.

Birdair Structures, Inc., incorporated under the laws of the state of New York.

Canton Bio-Medical, Inc., incorporated under the laws of the state of New York.

CHEMFAB Overseas Corporation, incorporated under the laws of the state of Delaware.

CHEMFAB Holdings, organized under the laws of the Republic of Ireland.

CHEMFAB Europe, organized under the laws of the Republic of Ireland.

Chemical Fabrics Ireland, Ltd., organized under the laws of the Republic of Ireland.

CHEMFAB International Corporation, incorporated under the laws of the state of Delaware.

CHEMFAB FSC, Inc., incorporated under the laws of Barbados, West Indies.

Advanced Facilities, Inc., incorporated under the laws of the state of New York.

Fluorocarbon  Fabrications  Ltd.,  incorporated  under the  laws  of the  United
Kingdom.

CHEMFAB Holdings U.K. Ltd., incorporated under the laws of the United Kingdom.

Tygaflor Ltd. (formerly CHEMFAB U.K. Ltd.) incorporated under the laws of the United Kingdom.

Iberflon, S.A., incorporated under the laws of Spain.

Scanfluor, ApS., incorporated under the laws of Denmark.

Chemfab (Suzhou) Co., Ltd., incorporated under the laws of the People's Republic of China.

Chemfab do Brasil Industria e Comercio Ltda., incorporated under the laws of Brazil.